Exhibit 99.1

Fabrinet Announces Retirement of Founder and Chairman Tom Mitchell After 25 Years of Visionary Leadership
BANGKOK, Thailand – October 17, 2025 – Fabrinet (NYSE: FN), a leading provider of advanced optical packaging and precision optical, electro-mechanical and electronic manufacturing services to original equipment manufacturers of complex products, today announced the retirement of company founder and Chairman, David T. (“Tom”) Mitchell, after 25 years of visionary leadership.
Mr. Mitchell founded Fabrinet in 2000 and over the next 25 years grew the organization into a highly-respected public company. This impressive accomplishment was driven by an unwavering commitment to innovation, customer focus, and long-term value creation.
Mr. Mitchell, who previously co-founded Seagate Technologies, served as Fabrinet’s CEO and Chairman from the company’s inception until 2017, when Seamus Grady was appointed CEO. Mr. Mitchell returned to the role of Chairman in 2018, which he has held since.
Under Mr. Mitchell’s leadership, Fabrinet evolved from a startup into a global manufacturing leader of components and modules for the optical communications, automotive, industrial laser, and other advanced technology markets. The company completed its initial public offering on the New York Stock Exchange in 2010, and has since extended its track record of profitable growth and operational excellence, with revenue exceeding $3.4 billion in fiscal year 2025.
Over the years, Fabrinet has expanded its manufacturing footprint, serving as a trusted partner to the world’s most demanding OEMs. Today, Fabrinet employs more than 16,000 people worldwide.
In conjunction with Mr. Mitchell’s retirement, the Board of Directors appointed CEO and Director Seamus Grady as Chairman, ensuring Fabrinet’s seamless continuity of leadership.
“Seeing Fabrinet grow from a start-up to a multi-billion-dollar organization has been the highlight of my professional career,” said Tom Mitchell, retiring Chairman of Fabrinet. “I have taken great pride in seeing the core values we established at inception – exceptional customer service, advanced manufacturing innovation, and delivering a compelling value proposition – continue to guide the business. With Seamus Grady at the helm, I am confident that the enduring power of these values will continue to strengthen Fabrinet’s position as a market leader.”
“Tom has built Fabrinet into the extraordinary organization it is today, and I am honored to continue his legacy of strong integrity, customer service and operational excellence,” said Seamus Grady, CEO and incoming Chairman. “With this strong foundation in place, combined with our leading market presence and world-class team, we are well-positioned for continued growth and value creation.”

About Fabrinet
Fabrinet is a leading provider of advanced optical packaging and precision optical, electro-mechanical, and electronic manufacturing services to original equipment manufacturers of complex products, such as optical communication components, modules and subsystems, automotive components, medical devices, industrial lasers and sensors. Fabrinet offers a broad range of advanced optical and electro-mechanical capabilities across the entire manufacturing process, including process design and engineering, supply chain management, manufacturing, advanced packaging, integration, final assembly and testing. Fabrinet focuses on production of high complexity products in any mix and any volume. Fabrinet maintains engineering and manufacturing resources and facilities in Thailand, the United States of America, the People’s Republic of China, and Israel. For more information visit: www.fabrinet.com.

SOURCE: Fabrinet

Investor Contact:

Garo Toomajanian
ir@fabrinet.com